CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             GREENSHIFT CORPORATION

     GREENSHIFT CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: That the Board of Directors of the said corporation, by the unanimous consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:


          RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "V" so that, as amended, said Article be and read as follows:

                             ARTICLE V Capital Stock

     (a) Authorization. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 10,005,000,000, consisting of 5,000,000 shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock"), and 10,000,000,000 shares of Common Stock, par value $0.001 per share (the "Common Stock").

     (b)  Common Stock.

          (1) Designation and Amount. The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions of the Common Stock, shall be as set forth in this Article V(b). The number of authorized shares of Common Stock may be increased or decreased (but not below the combined number of shares thereof then outstanding and those reserved for issuance upon conversion of any issued shares of Preferred Stock) by the affirmative vote of the holders of the majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

          (2) Voting. Except as provided in this Certificate of Incorporation or by applicable law, each holder of Common Stock ("Common Stockholder") shall be entitled to one vote only for each share of Common Stock held of record on all matters as to which Common

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               Stockholders shall be entitled to vote, which voting rights shall not be cumulative.

          (3) Other Rights. Each share of Common Stock issued and outstanding shall be identical in all respects with each other such share, and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of Preferred Stock and except as may be provided by the laws of the State of Delaware, the Common Stockholders shall have all other rights of stockholders, including, without limitation, (a) the right to receive dividends, when and as declared by the Board of Directors, out of assets lawfully available therefor, and (b) in the event of any distribution of assets upon a liquidation, dissolution or winding-up of the affairs of the Corporation or otherwise, the right to receive ratably and equally, together with the holders of the Preferred Stock, all the assets and funds of the Corporation remaining after the payment to the holders of the Preferred Stock of the specific amounts, if any, which they are entitled to receive upon such liquidation, dissolution or winding-up of the affairs of the Corporation.

     (c) Preferred Stock. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any designations, preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors. The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing certificates of amendment or designation which are effective without stockholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

          (1) the dividend rate, if any, on shares of such series, the time of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

          (2) whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

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          (3)  the  obligation,  if any, of the  Corporation to redeem shares of such series pursuant to a sinking fund;

          (4) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

          (5) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

          (6) the rights of the shares of such series in the event of the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation; and

          (7) any other relative rights, powers, preferences, qualifications, limitations or restrictions relating to such series.


     SECOND: That the said amendment has been adopted by the written consent of the holders of a majority of the issued and outstanding shares of each class of stock of the Corporation.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of Delaware.

     IN WITNESS WHEREOF, said GREENSHIFT CORPORATION has caused this certificate to be signed by its President this 8th day of September, 2009.

                                   GREENSHIFT CORPORATION

                                   By:/s/ Kevin Kreisler
                                      ----------------------------
                                          Kevin Kreisler
                                          Chief Executive Officer












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